Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2013 third quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Two of the noteworthy achievements this past quarter were record net new sales of $6.2 million and surpassing the $100 million mark in Total Contract Value.

Of equal importance was the performance of our post-acute product group which returned to positive growth in contract value through robust new sales in the quarter.

With that, Kevin, I will turn the call over to you to review our financial performance.

Kevin

Thank you, Mike.

As we mentioned on the earnings call last quarter, we will be reviewing our results each quarter both in terms of our consolidated financial performance, as well as the impact on our performance from the Customer Connect subsidiary that was created in June of this year.

Net new sales of $6.2 million were added in the third quarter of 2013 which helped increase Total Contract Value for the third quarter to $100.6 million. Subscription-based agreements continue to represent 83% of our total recurring contract value. Third quarter Total Contract Value includes approximately $400,000 from new Customer Connect contracts, 100% of which are subscription-based agreements.

Revenue for the third quarter was $22.4 million, an increase of 5% over the second quarter of 2012. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling, and increasing contract value in our existing client base. Third quarter results include $20,000 of revenue from Customer Connect.

Consolidated operating income for the third quarter of 2013 was $6.0 million, or 27% of revenue, compared to $5.6 million, or 26% of revenue, for the same period last year. The third quarter consolidated operating income includes $471,000 in operating losses from Customer Connect. Operating income for the third quarter without Customer Connect was $6.4 million, which represents a 29% operating income margin and an increase in operating income of 14% over the third quarter of 2012.

Total operating expenses for the third quarter increased by 4%, from $15.7 million in 2012 to $16.4 million in 2013.

Direct expenses increased to $9.5 million for the third quarter, compared to $8.6 million for the same period in 2012. This is the result of increased variable costs related to revenue growth and higher survey volumes for subscription-based products. Direct expenses as a percent of revenue were 42% for the third quarter 2013 and are expected to be 41% of revenue for the full year of 2013.

Selling, general and administrative expenses increased to $6.0 million, or 27% of revenue, for the three-month period ended September 30, 2013, compared to $5.8 million, or 27% of revenue, for the same period in 2012. SG&A expense for the third quarter without Customer Connect was $5.7 million in 2013, or 25% of revenue.

With the incremental expenses that are projected to be incurred for Customer Connect resources, consolidated SG&A expense is expected to be at 28% of revenue for the full year of 2013.

Depreciation and amortization expense for the third quarter 2013 was $907,000, compared to $1.1 million in the third quarter of 2012. The decrease was attributed to declining intangible asset amortization expenses. Depreciation and amortization expense was 4% of revenue for the third quarter and is expected to also be 4% of revenue for the full year 2013.

The provision for income taxes totaled $2.1 million for the three-month period ended September 30, 2013, compared to $1.9 million for the same period in 2012. The effective tax rate was 35.9% for the second quarter of 2013, compared to the effective tax rate of 34.9% for the same period last year. The effective tax rate is expected to average 36.5% for the full year in 2013.

Net income for the third quarter of 2013 increased by 7% to

$3.8 million, compared to $3.6 million in 2012. For the third quarter of 2013, our combined non-GAAP diluted earnings per share increased by 6% to $0.16, compared to $0.15 for the third quarter of 2012.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

I would like to make just a few remarks before opening the call for your questions.

As I mentioned, our post-acute product group turned the corner in the third quarter with positive growth in contract value driven by strong new sales. This reverses what had been a negative six-quarter trend which contributed to the company’s top-line growth being far less than desired. As the post-acute group’s increasing contract value is recognized as revenue, the growth rate of the company overall will be greatly enhanced.

As a point of reference, acute-care products have generated an 18% revenue growth rate over the past four quarters, clearly in line with growth rates desired for the entire company.

The fastest growing products, all of which are in excess of 25% revenue growth, are Market Insights, CG-CAHPS, and what is now known as Customer Connect. Our plan is to pour more gas on what is currently working in addition to new offerings which represent great growth runways.

One of these important new growth runways is the Picker Institute. The announcement to launch the Picker Institute was made at our annual client conference and received overwhelming support. The Picker Institute will be modeled after our very successful Governance Institute. Plans are being set to commence selling membership the first of the year.

As we invest in enhancing current product offerings and launching new products, shareholders should expect a few changes. We have announced that we are, and we will continue, spending cash on new product development which would have otherwise funded dividend payments to shareholders. You should also expect slower growth rate in net income, as was the case this quarter, as a direct result of the investments.

And as important, you should also expect greater organic and inorganic top-line growth as these investments take hold.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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